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                                                                   EXHIBIT 10.45

    January 15, 1998


    Mr. Andy Hurd
    4122 Tompkins Avenue
    Oakland, CA 94619

    Dear Andy,

    We are pleased to offer you the position of Executive Vice President of Business Development for QuadraMed Corporation at a starting base salary of $150,000 per year. As Executive Vice President of Business Development, your primary role will be the development and management of a sales team to serve QuadraMed's existing customer base. You will be eligible to participate in a number of benefit programs described in QuadraMed's Employee Manual, which I have enclosed for your information.

    You will be eligible to participate in a bonus program based upon QuadraMed's performance as well as your individual performance and that of your team. Upon the achievement of your established annual performance objectives you will receive a bonus payment equal to $150,000, payable when bonus payments in connection with 1998 are made to QuadraMed's executives generally. After your start date, we will formalize a more detailed bonus program for you and your team under which you will be eligible for additional bonuses based on the achievement of incremental revenue in excess of the revenue performance objectives established for 1998. As I mentioned to you in our last discussion, your potential bonus will not be subject to any sort of cap. You will receive a $50,000 non-recoverable draw against your 1998 bonus. This draw will be paid as a part of your bi-weekly paycheck over the first 12 months of your employment.

    Subject to the approval of QuadraMed's Board of Directors at its next meeting, (i) you will be granted an option to purchase 50,000 shares of QuadraMed's common stock in accordance with QuadraMed's 1996 Stock Incentive Plan, which will vest over a period of four years from the date of grant based on your continued employment, and (ii) you will be granted a warrant to purchase 50,000 shares of QuadraMed Stock, which will vest upon the achievement of certain performance goals. Specifically, your warrant will vest 25% of the shares at the end of your first year of service provided your performance objectives for 1998 are achieved. In subsequent years, your warrant will vest 25% of the shares if the revenue target set forth in your annual performance objectives is achieved in that year. All of your outstanding options will vest immediately if your employment is terminated without cause in connection with a change in control of QuadraMed. Any termination of your employment within the 12-month period following a change in control would be deemed to be effected by a change in control.

    Should your employment be terminated without cause by QuadraMed, you would be entitled to receive a severance benefit equal to three months of your base salary. Should your


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    Mr. Andy Hurd
    January 7, 1998
    Page 2

    employment be terminated without cause in connection with a change in control, your severance benefit would increase to six months salary.

    As I'm sure you can appreciate Andy, I need to clarify a few more formal legal points to make QuadraMed's lawyers happy.

    Employment with QuadraMed is for no specific period of time. As a result, either you or QuadraMed are free to terminate your employment relationship at any time for any reason, with or without cause. This letter sets forth the full and complete agreement between us on this term. Although your job duties, title, and other terms of your employment, as well as QuadraMed's personnel policies and procedures, may change from time-to-time, the "at-will" nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer or President of QuadraMed.

    Your employment pursuant to this offer is contingent upon you executing the enclosed Proprietary Information Agreement and upon you providing QuadraMed with the legally required proof of your identity and authorization to work in the United States.

    A duplicate original of this offer is enclosed for your records. To accept this offer, please sign and return this letter and an executed Proprietary Information Agreement to me. This offer, if not accepted, will expire on January 19, 1998.

    Andy, we are delighted to have you join our senior management team, and we feel confident that you will find this a rewarding career opportunity. Please feel free to contact me at your convenience if you have any questions.

Very truly yours,

James D. Durham
/s/ James D. Durham
Chairman of the Board,
President and Chief Executive Officer

I have read and accept this employment offer.


                                /s/ Andy Hurd

                                    Date:January 7, 1998